Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carrizo Oil and Gas, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus supplement.

/s/ KPMG LLP

Houston, Texas

September 5, 2012